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Exhibit 10.2

SUBJECT TO COMPENSATION
COMMITTEE REVIEW AND APPROVAL

CONSULTING AND NON-COMPETE AGREEMENT

        This CONSULTING AND NON-COMPETE AGREEMENT (this "Agreement"), is entered into this 30th day of June, 2002 (the "Effective Date"), by and among CAREMARK RX, INC., a Delaware Corporation ("Caremark"), and JAMES H. DICKERSON, JR. ("Executive").

        WHEREAS, Executive and Caremark entered into an Employment Agreement dated May 1, 2000, as amended (the "Employment Agreement") setting forth the terms and conditions of Executive's employment with Caremark;

        WHEREAS, Executive and Caremark have agreed to terminate the Employment Agreement, and Caremark has agreed to retain Executive as a consultant under the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Termination of Employment Agreement.    On the Effective Date, the Employment Agreement shall be deemed terminated and of no further force or effect. Following such termination, neither party shall have any further obligations of payment of performance thereunder. Without limiting the generality of the foregoing, Executive acknowledges that he is not entitled to receive termination payments or benefits of any kind under the Employment Agreement but instead shall receive only the compensation set forth in this Agreement. Executive acknowledges that the compensation payable under this Agreement is in excess of the termination payments or benefits that would have been payable upon termination of employment under the Employment Agreement.

        2.    Term of Agreement.    As used herein, "Term" shall mean the period beginning on the Effective Date and ending on the earlier of (a) May 1, 2005, of (b) earlier termination of this Agreement pursuant to Section 11.

        3.    Consulting Duties.    Executive shall be engaged by Caremark as a consultant during the Term of this Agreement, an Executive hereby accepts such engagement. Executive shall report directly to the Chairman of the Board of Directors of Caremark Rx, Inc. (the "Chairman") or his designee, and shall provide such consulting services relating to strategy, finance and operational issues related to the Restricted Business (as defined herein) as shall from time to time be required by the Chairman. Executive shall not be authorized to bind or act on behalf of Caremark unless specifically authorized in writing to do so by the Chairman.

        The parties agree that Executive's consulting services are intended to assist Caremark in its prescription benefit management, specialty distribution and disease management services and that the benefit to be obtained under this Agreement by Caremark is the benefit of Executive's knowledge, experience and contacts gained in the operation of Caremark's businesses and in the healthcare industry generally. Executive shall be provided with reasonable notice as to the services requested hereunder, and such services shall only be requested to be provided during normal business hours at a time that is mutually agreeable to both parties. Consulting duties are expected to be on a limited, part-time basis. Caremark will reimburse all reasonable expenses incurred by Executive in performing such duties in accordance with standard corporate reimbursement procedures. Executive will provide reports concerning consulting services performed pursuant to this Agreement if requested by the Chairman.

        4.    Compensation.    In consideration of the consulting services and restrictive covenants in this Agreement, Caremark shall provide Executive with the following compensation:

          (a)    Cash Payments.    Executive shall be paid cash payments as follows: (i) $58,364.58 per month during the Term (pro-rated for any partial month during the Term), payable in bi-weekly installments, (ii) quarterly bonus payments for the second, third and fourth quarters of calendar year 2002, payable on the dates such payments had previously been made under the Employment Agreement, and (iii) the amount of Executive's accrued and unused PTO balance as of July 31, 2002.

    Within 30 days following a Change in Control (as defined in the Caremark Rx, Inc. 1998 Stock Option Plan), Executive shall have the right to request that the surviving entity following the Change in Control (the "Surviving Entity") assume in writing all of Caremark's obligations under this Agreement. If the Surviving Entity fails to provide such written confirmation and defaults in the payment of any amounts owed under this Section 4(a), then all amounts due under this Section 4(a) shall become immediately due and payable to Executive, and Executive shall no longer be required to perform the consulting duties described in Section 3 hereof.

          (b)    Benefits.    Executive shall continue to receive, throughout the Term, the life insurance and other insurance, disability and medical and dental benefits currently provided to Executive or, if the terms of the applicable benefit plan or policy do not permit continued coverage, then Caremark shall pay to Executive the replacement costs of such benefits and coverage.

          (c)    Stock Options.    All stock options granted to Executive by Caremark, as set forth on Exhibit A hereto, shall be governed by the terms of the plan and/or agreement pursuant to which such stock options were granted. Without limiting the generality of the foregoing, Executive's stock options that are unvested as of the Effective Date shall continue to vest during the Term in accordance with the applicable stock option plan. Executive acknowledges and agrees that he will remain a "Designated Individual" under Caremark's Stock Trading Policy during the Term. Executive shall be solely responsible for compliance with all Section 16, Rule 144 and other securities law requirements applicable to him during the Term and thereafter.

          (d)    Arm's Length Negotiation.    The compensation to be provided to Executive under this Agreement is the result of arm's length negotiations between Executive and Caremark and reflects (i) their mutual desire to terminate the Employment Agreement without any misunderstanding or dispute as to the termination payments or benefits payable thereunder; (ii) their mutual desire for Executive to provide his consulting services to Caremark; and (iii) Executive's non-compete agreement and other restrictions as set forth in Section 5 of this Agreement.

          (e)    Withholding Taxes and Other Deductions.    Caremark shall withhold from any compensation due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

        5.    Restrictive Covenants.

          (a)    Definitions.    The following terms shall have the meanings set forth below:

    (i)
    "Caremark Parties" means Caremark and its subsidiaries and affiliates.

    (ii)
    "Confidential Information" means any data or information (other than Trade Secrets) that is valuable to any of the Caremark Parties (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the pharmaceutical services industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; shareholder information; pricing, costs or profit factors; quality programs; strategic planning; business operations; financial condition; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. The term "Confidential Information" does not include information that (A) has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the party to which such information pertains, or (B) is obtained by Officer on a non-confidential basis from a third party and which Executive is not prohibited from disclosing by a legal, contractual or fiduciary duty owed to any of the Caremark Parties.

    (iii)
    "Restricted Business" means the business of providing pharmaceutical services (including, without limitation, prescription benefit management services, specialty distribution services and disease management services) to employers, insurance companies, unions, government employee groups, governmental entities, government program beneficiaries, managed care organizations, coalitions, other sponsors of health benefit plans and/or individuals.

    (iv)
    "Restricted Period" means for a period of 3 years after the Effective Date for purposes of Sections 5(d), (e) and (f) and for a period of 5 years after the Effective Date for purposes of Sections 5(b) and (c).

    (v)
    "Territory" means the United States and Puerto Rico, or such lesser territory in which the Caremark Parties are actually conducting business at the time of enforcement.

    (vi)
    "Trade Secret" means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process (including, without limitation, any process relating to customer bids or requests for proposal), financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          (b)    Trade Secrets.    Executive hereby covenants and agrees that he will hold in confidence all Trade Secrets of the Caremark Parties and will not disclose, publish or make use of such Trade Secrets at any time after the Effective Date, for as long as the information remains a Trade Secret, unless specifically authorized by the Chairman.

          (c)    Confidential Information.    Executive hereby covenants and agrees that, during the Restricted Period, he will hold in confidence all Confidential Information of the Caremark Parties and will not disclose, publish or make use of such Confidential Information, unless specifically authorized by the Chairman.

          (d)    Nonsolicitation of Employees.    Executive hereby covenants and agrees that he will not, during the Restricted Period, either directly or indirectly, on his own behalf or on behalf of others, solicit or divert or attempt to solicit or divert for employment or other engagement to provide services, any person who, as of the Effective Date, within one year prior to the Effective Date or at any time during the Term, is or was employed by or engaged to provide services for any of the Caremark Parties.

          (e)    Nonsolicitation of Customers and Suppliers.    Executive hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, solicit or attempt to solicit on his own behalf or on behalf of any business engaged in the Restricted Business, any person or entity who, as of the Effective Date, within one year prior to the Effective Date or at any time during the Term, is or was a customer or supplier to any of the Caremark Parties or is an actively sought prospective customer or supplier of any of the Caremark Parties.

          (f)    Noncompetition.    Executive hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, either directly or indirectly, on his own behalf or in the service or on behalf of others, engage in, establish, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any product development or design, operations, advertising, marketing, sales, administrative, logistics, supervisory, strategic planning, management or consulting nature) to any business, entity or individual engaged in the Restricted Business.

  Notwithstanding anything in this Section 5 to the contrary, nothing herein shall prohibit Executive, in the aggregate, from owning or acquiring a passive investment of one percent (1%) or less of the issued and outstanding capital stock of a publicly-held corporation engaged in the Restricted Business in the Territory, provided that Executive does not, directly or indirectly, participate in the management or operation of such publicly-held corporation or organization.

          (g)    State Law.    The restrictions set forth in Sections 5(b) and (c) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. This Agreement shall not be interpreted as diminishing or otherwise limiting Caremark's right under applicable state law to protect its trade secrets and confidential information.

        6.    Board Membership.    Executive hereby tenders his resignation from Caremark's Board of Directors, effective as of the Effective Date.

        7.    Return of Materials.    On the Effective Date, Executive will deliver to Caremark all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the business of Caremark or containing Trade Secrets or Confidential Information, whether made or compiled by Executive or otherwise made available to Executive.

        8.    Reasonable and Necessary Restrictions.    Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Caremark, and are a material inducement to Caremark to pay the compensation described in this Agreement. Executive covenants that he will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

        9.    Specific Performance.    Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that Caremark will likely have no adequate remedy at law if he fails to perform any of those obligations. Executive therefore confirms that Caremark has the right to specific performance of the terms of this Agreement and that this right is essential to protect the rights and interests of Caremark and to protect the benefit of Caremark's bargain with Executive. Accordingly, in addition to any other remedies that Caremark may have at law or in equity, Caremark shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive and the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive.

        10.    Release of All Claims.    In consideration for the promises set forth in this Agreement, Executive hereby releases any and all existing claims he may currently have, known or unknown, against Caremark, its successors, assigns, directors, officers, employees, advisors and agents, including, but not limited to, any claims under the Employment Agreement and any claims based on wrongful discharge or state or federal age, sex, race, color, national origin or disability discrimination laws. Executive waives his rights to consider and/or revoke the terms of this Agreement for any time period beyond the date of its execution and in so doing, Executive acknowledges that this release will become effective and enforceable simultaneously with execution of this Agreement. The foregoing release does not preclude Executive from pursuing a breach of contract action should Caremark fail to fulfill its obligations set forth in this Agreement. Executive acknowledges that he has read and understands the terms of this Section 10, has been given sufficient time to read and understand its contents and has had the opportunity to consult with an attorney prior to signing this Agreement.

        11.    Termination.    Caremark may terminate this Agreement prior to the end of the Term if Executive refuses to carry out a consulting assignment properly requested of him without justification, engages in conduct materially detrimental to Caremark or commits a violation of Section 5 of this Agreement; provided, however, that no such early termination shall be effective unless Caremark shall have first given Executive written notice at least 30 days prior to the time it intends to terminate this Agreement, detailing the reason for such termination. Executive shall then have that 30-day period to cure the reasons for such termination. Executive may terminate this Agreement upon 30 days written notice to Caremark. Termination of this Agreement under this Section 11 shall extinguish all further obligations of payment or performance hereunder, except Executive's obligations under Section 5 shall survive any such termination. This Agreement will be terminated upon Executive's death (except Executive's estate shall be entitled to receive any life insurance or other benefits payable upon Executive's death), but this Agreement will not be terminated due to Executive's illness or disability. Nothing contained in this Section 11 shall limit remedies available to Caremark under Section 9 or elsewhere in this Agreement.

        12.    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that language proposed for, deleted from, or otherwise changed in the various drafts of this Agreement but not included herein, shall not be considered in any way in the interpretation and application of this Agreement and shall not in any way affect their rights and obligations.

        13.    Governing Law and Jurisdiction.    This Agreement, the rights and obligations of the parties, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Alabama, not including the choice-of-law rules thereof. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state courts located in the State of Alabama. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, inconvenient forum, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

        14.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon Caremark, its successors and assigns. The obligations and duties of Executive under this Agreement are personal and not assignable.

        15.    Entire Agreement.    This Agreement contains the entire agreement between Caremark and Executive with respect to the matters specified herein and supersedes the Employment Agreement and all prior written agreements, understandings and commitments between Caremark and Executive. This Section 15 is not intended, however, to have any effect on Executive's stock options, Executive's stock option agreements, the stock option plans pursuant to which Executive's stock options have been issued or Caremark's benefit plans.

        16.    Validity.    In the event that any provisions of this Agreement are held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

        17.    Sections and Other Headings.    Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        18.    Notice.    Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of Caremark to the attention of the Chairman of the Board and Chief Executive Officer at Caremark's then principal place of business, presently 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244 and in the case of Executive to 1079 Jensen Drive, Lake Forest, Illinois 60045. Either party may change the address to which such notices are to be addressed by giving the other party notice of such change in the manner herein set forth.

        19.    Cooperation.    Executive acknowledges and agrees that during and after the Term, Executive may be contacted by Caremark or its legal counsel concerning various lawsuits or other legal matters about which Executive may have knowledge. Executive agrees to cooperate with all reasonable requests for assistance from Caremark in this regard without compensation except as already provided in this Agreement, except for reimbursement of reasonable out-of-pocket expenses incurred by Executive in providing such cooperation. Executive further agrees to promptly notify Caremark if Executive is served with a subpoena or other legal process, or is otherwise contacted by or asked to provide information to any other party (including, without limitation, governmental agencies or authorities) concerning audits, investigations, lawsuits or other legal or administrative proceedings affecting any of the Caremark Parties.

        20.    Waiver, Amendment.    No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

        21.    Announcements.    Caremark and Executive agree not to make any public announcement regarding the subject matter of this Agreement except pursuant to a mutually agreed upon press release to be issued by Caremark. Caremark and Executive further agree not to disparage the other and not to make comments to third parties inconsistent with the terms of the agreed upon press release.

        22.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Caremark and Executive have caused this Consulting and Non-Compete Agreement to be duly executed as of the date first above written.

CAREMARK RX, INC.
By	/s/ MAC CRAWFORD Mac Crawford Chairman of the Board and Chief Executive Officer
/s/ JAMES H. DICKERSON JR. JAMES H. DICKERSON JR.

Personnel Option Status	Caremark Rx, Inc. ID: 63-1151076 3000 Galleria Tower Suite 1000 Birmingham, AL 35244	REDACTED
AS OF 7/1/02
James H. Dickerson Jr.	REDACTED
REDACTED
Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
	8/7/96	98no	NQ	400,000	$3.2500	400,000	400,000	0	0	0	0
	9/21/98	92ic	NQ	1,000	$3.0000	1,000	1,000	0	0	0	0
	4/8/99	92ic	NQ	100,000	$4.1875	100,000	100,000	0	0	0	0
	3/31/00	92ic	NQ	150,000	$4.1875	150,000	150,000	0	0	0	0
REDACTED	5/31/00	92ic	NQ	195,931	$6.4400	0	195,931	0	0	195,931	195,931
	11/7/00	92ic	NQ	350,000	$13.2100	0	119,000	0	231,000	350,000	119,000

				1,196,931		651,000	965,931	0	231,000	545,931	314,931

REDACTED

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  Exhibit 10.2
  SUBJECT TO COMPENSATION COMMITTEE REVIEW AND APPROVAL
CONSULTING AND NON-COMPETE AGREEMENT